Exhibit 99.1

NEWS RELEASE

Gray Renews All ABC Affiliation Agreements

Atlanta, Georgia – December 30, 2024. . . Gray Television, Inc. (NYSE: GTN) announced today that it has entered into agreements with The Walt Disney Company that extend and renew the network affiliations for all of Gray’s ABC affiliated television stations across 25 markets through December 31, 2028.

“We are pleased to announce the further extension of our decades-long relationship with Disney for ABC station affiliations,” said Gray’s President and Co-CEO, Pat LaPlatney. “These agreements recognize our ABC affiliates’ commitment to public service and will help them continue to serve their communities.”

“Disney/ABC is incredibly proud of our long-established partnership with Gray to serve 25 outstanding communities across the country,” commented Susi D’Ambra-Coplan, SVP, Affiliate Relations, The Walt Disney Company. “With this new agreement, we couldn’t be more pleased to pair our best-in-class network shows, news and sports with their invaluable local programming for many more years to come.”

The ABC affiliated television stations covered by the new agreements are as follows:

Station	DMA Name
WWSB	Tampa-St. Pete (Sarasota)
WBAY-TV	Green Bay-Appleton
WTVG	Toledo
KSPR-LD	Springfield, MO
KCRG-TV	Cedar Rapids
KOLO-TV	Reno
KTRE & KLTV	Tyler-Longview
WPTA	Ft. Wayne
KSFY & KPRY	Sioux Falls
WGGB-TV	Springfield-Holyoke, MA
WEEK-TV	Peoria
WTVM	Columbus, GA-Opelika, AL
KNOE	Monroe-El Dorado
KSWO	Wichita Falls & Lawton
WALB-D2	Albany, GA
WLOX	Biloxi-Gulfport
WCJB-TV	Gainesville
WDAM-D2	Hattiesburg-Laurel
KOTA-TV, KHSD-TV and KSGW-TV	Rapid City
WHSV-TV	Harrisonburg
KAIT	Jonesboro
WBKO	Bowling Green
KGNS-TV	Laredo
KJCT-LD	Grand Junction-Montrose
WTOK-TV	Meridian

About Gray:

Gray Media, or Gray, is a multimedia company headquartered in Atlanta, Georgia, formally known at this time as Gray Television, Inc.  The company is the nation’s largest owner of top-rated local television stations and digital assets serving 113 television markets that collectively reach approximately 36 percent of US television households. The portfolio includes 77 markets with the top-rated television station and 100 markets with the first and/or second highest rated television station, as well as the largest Telemundo Affiliate group with 43 markets totaling nearly 1.5 million Hispanic TV Households.  The company also owns Gray Digital Media, a full-service digital agency offering national and local clients digital marketing strategies with the most advanced digital products and services.  Gray’s additional media properties include video production companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, and studio production facilities Assembly Atlanta and Third Rail Studios. Gray owns a majority interest in Swirl Films. For more information, please visit www.graymedia.com.

Gray Contact:

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

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